Exhibit 10.6I

AMENDED AND RESTATED SUPPLEMENTAL INCOME AGREEMENT

This Amended and Restated Supplemental Income Agreement is entered into as of the 12th day of April, 2005 between Industrial Federal Savings Bank, a federally chartered savings bank having its principal office in Lexington, North Carolina (“The Bank”) and Sidney Biesecker (“The Employee”).

WITNESSETH

WHEREAS, on July 1, 1996 The Bank entered into a Supplemental Income Agreement (“the Original Agreement”) with The Employee and The Employee has remained continuously in the employment of The Bank since that date and the Original Agreement remains in force and effect; and

WHEREAS, the continued employment of The Employee is essential to the future growth and profits of The Bank and The Bank desires to retain the services of The Employee and realizes that if The Employee were to terminate his employment, The Bank would probably suffer a substantial financial loss; and

WHEREAS, The Bank and The Employee now desire to amend and restate the Original Agreement in order to bring it into compliance with the American Jobs Creation Act of 2004 (and guidance and regulations thereunder) and to make such other changes as set forth herein.

NOW, THEREFORE, in consideration of the premises, the parties hereto mutually agree as follows:

1. Effective Date. This Amended and Restated Supplemental Income Agreement (“this Amended Agreement”) shall be effective as of January 1, 2005.

2. Remuneration. During the period of The Employee’s employment with The Bank, The Bank will pay to The Employee for services rendered, and to be rendered:

A. Cash amounts at rates and times mutually agreed upon; and

B. Additional amounts, payments of which will be deferred pursuant to the terms hereinafter set forth.

3. Supplemental Income Payment. Beginning on the first day of the month following the attainment of age sixty-five (65) years by The Employee, The Bank will pay to The Employee Twelve Hundred Dollars ($1,200.00) per month for 180 months (15 years). Any amount payable under this Section 3 shall be reduced by any disability payments already paid to The Employee pursuant to Section 5 of this Amended Agreement. if The Employee dies after becoming entitled to receive monthly supplemental income payments hereunder, but before any or all of said payments have been made, the provisions of Section 4 below shall control the same as if The Employee had died while continuing to be employed by The Bank. Any amounts already paid to The Employee under this Section shall reduce the death benefit to be paid under Section 4 below.

4. Death Benefit. If The Employee dies while in the employment of The Bank, The Bank will commence to pay Twelve Hundred Dollars ($1,200.00) per month for a continuous period of 180 months to such beneficiary or beneficiaries as The Employee has directed by filing with The Bank a notice in writing. A copy of a beneficiary designation form currently approved by The Bank is attached as Exhibit A to this Amended Agreement. The Bank reserves the right to hereafter prepare and require execution of a beneficiary designation form for use in connection with this Amended Agreement different from Exhibit A. Any amount payable under this Section 4 shall be reduced by any supplemental income payments already paid under Section 3 and any disability payments already paid under Section 5 of this Amended Agreement.

Upon the death of The Employee while employed by The Bank, or if The Employee shall die after becoming entitled to receive monthly benefits under either Sections 3 or 5 of this Amended Agreement, but before any or all of said monthly benefits have been paid, The Bank shall continue to pay monthly benefits to the designated beneficiary or beneficiaries. If the last named beneficiary dies before all unpaid death benefit payments have been paid, the balance of any amount which remains unpaid at such beneficiary’s death shall be computed on the basis of seven percent (7%) per annum compounded interest and shall be paid in a lump sum to the Executor or Administrator of the estate of the last named beneficiary to die.

5. Disability Benefits.

A. If The Employee shall become disabled (as defined in Subsection B of this Section 5) prior to attaining age 65, The Bank shall commence to pay to him Twelve Hundred Dollars ($1,200.00) per month for a continuous period of 180 months. If The Employee dies after becoming entitled to receive said monthly disability benefit payments but before any or all of said monthly disability payments have been paid, the provisions of Section 4 above shall control the same as if The Employee had died while continuing employment with The Bank.

B. The Employee shall be considered disabled for the purpose of this Amended Agreement if he is

1. unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

2. by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of The Bank.

6. Vesting on Termination of Employee. If The Employee ceases to be employed by The Bank before attaining the age of 65 for reasons other than death or disability, he or his beneficiary shall be entitled upon The Employee attaining age 65 years, or his prior death, to that percentage of the benefits stated in this Section 6 of this Amended Agreement:

A. Employee is currently 90% vested in his supplemental income benefits under Terms of the Original Agreement, and he remains 90% vested in his benefits under this Amended Agreement. He will become 100% vested on December 31, 2005 if he is still employed by The Bank at that time.

NOTWITHSTANDING ANYTHING in this Amended Agreement to the contrary, if The Employee ceases to be employed by The Bank after any “successor” to The Bank shall occur, such Employee shall be 100% vested in the supplemental income benefits stated in Section 3 of this Amended Agreement regardless of his years of service. As used in this Amended Agreement, the term “successor” shall include any person, firm, bank or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of The Bank’s assets or business.

7. Forfeiture Provisions.

A. During the period the supplemental income benefit is payable to The Employee under Section 3 of this Amended Agreement, The Employee shall not engage in business activities which are in competition with The Bank without first obtaining the written consent of The Bank.

B. During the period the supplemental income benefits are payable to The Employee under Section 3 of this Amended Agreement, The Employee shall be available to render consulting services to The Bank upon any reasonable request by an officer of The Bank. Such consulting services shall not require more than one meeting of The Employee per calendar month and shall not require a total time expenditure by The Employee of more than one day per month. Any travel, lodging, food and other reasonable necessary expenses incurred by The Employee to perform consulting services shall be paid by The Bank. The Employee shall not be considered to have breached this condition if he is unable to consult because of his mental or physical disability as defined herein.

C. Payment of the supplemental income benefit under this Amended Agreement may be terminated by The Bank, if The Employee fails to comply with either of the conditions set forth in subsections A and B of this Section 7.

8. General Provisions.

A. Except as otherwise provided by this Amended Agreement, it is agreed that neither The Employee, nor his designated beneficiary, shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments and the right thereto are expressly declared to be nonassignable and nontransferable.

B. The benefits payable under this Amended Agreement shall be independent of, and in addition to, any other employment agreements or retirement agreements that may exist from time to time between the parties hereto, concerning any other compensation payable by The Bank to Employee whether as salary, bonus or otherwise. This Amended Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of The Bank to discharge Employee or restrict the right of Employee to cease to be an employee of The Bank, but shall be, and remain, a general, unpledged, and unrestricted asset of The Bank.

C. The rights of Employee under this Amended Agreement and of any beneficiary of Employee shall be solely those of an unsecured creditor of The Bank. Any asset acquired by The Bank in connection with the liabilities assumed by it hereunder, shall not be deemed to be held under any trust for the benefit of The Employee or his beneficiaries or to be considered security for the performance of the obligations of The Bank, but shall be, and remain, a general, unpledged, and unrestricted asset of The Bank.

The Bank may purchase a life insurance policy or policies to aid The Bank in meeting its obligations under this Amended Agreement. Employee shall have no rights, ownership, or beneficial interest in any such policy or policies which may be purchased by The Bank on his life. Should The Bank purchase any insurance policy or policies on the life of Employee, such policy or policies shall in no way be deemed to constitute collateral or security for this Amended Agreement and this Amended Agreement shall remain an unsecured promise to pay.

D. If the financial condition of The Bank deteriorates to the point that under applicable regulatory authority the continued payment of the amounts due under this Amended Agreement would be considered imprudent, The Bank reserves the right and authority to modify or amend the terms of this Amended Agreement as may be required in the best interests of The Bank, provided, however, that The Bank may not accelerate payments or take any other action that would violate the American Jobs Creation Act of 2004 and guidance issued thereunder.

E. The Bank agrees that it will not merge or consolidate with any other Bank or organization, or permit its business activities to be taken over by any other organization unless and until the succeeding or continuing Bank or other organization shall expressly assume the rights and obligations of The Bank herein set forth. The Bank further agrees that it will not cease its business activities or terminate its existence, other than as heretofore set forth in this Section, without having made adequate provision for the fulfilling of its obligations under this Amended Agreement.

F. This Amended Agreement shall be binding upon and inure to the benefit of the parties, their respective beneficiaries, legal representatives, and any “Successor” of The Bank as defined in Section 6. above, which shall be deemed substituted for The Bank under the terms of this Amended Agreement.

G. This Amended Agreement replaces and is in lieu of the Original Agreement and all benefits provided to The Employee under the Original Agreement are merged into and contained in this Amended Agreement.

H. This Amended Agreement may be revoked or amended in whole or in part by a writing signed by all of the parties hereto.

I. This Amended Agreement shall be subject to, and construed by, the laws of the State of North Carolina.

IN WITNESS WHEREOF, The Bank has caused this Agreement to be signed in its corporate name by its duly authorized officer, and impressed with the corporate seal, attested by its Secretary, and The Employee has hereunto set his hand and seal, all on the day and year first above written.

ATTEST:

/s/ Patricia F. Hartley

INDUSTRIAL FEDERAL SAVINGS BANK

By:	/s/	(SEAL)
Chairman

/s/ Sidney Biesecker		(SEAL)
Sidney Biesecker, Employee

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